Exhibit 4.52
EXECUTION VERSION
SALE AND PURCHASE AGREEMENT
     This Sale and Purchase Agreement (“Agreement”) is made as of 13 March 2009 (the “Effective Date”), by and among:
     INTAGE Inc., a Japanese stock company (“INTAGE”) and INTAGE Marketing Consulting (Shanghai) Co., Ltd., a PRC limited liability company (“INTAGE Shanghai”, and each of INTAGE and INTAGE Shanghai, individually, a “Buyer” and, collectively, the “Buyers”), and
     Xinhua Sports & Entertainment Limited, a Cayman Islands exempt company (“XSEL”), and Beijing Taide Advertising Co., Ltd., a PRC limited liability company (“Taide”, and each of XSEL and Taide, individually, a “Seller” and, collectively, the “Sellers”).
RECITALS
     A. Taide owns all of the issued and outstanding equity of Shanghai Hyperlink Marketing and Research Co., Ltd., a PRC limited liability company. XSEL owns all of the issued and outstanding equity of Taide.
     B. The Sellers desire to sell, and the Buyers desire to purchase, all of the issued and outstanding equity of the Company.
     C. To effect the Buyers’ purchase of all of the equity interests of the Company (the “Company Equity”):
          (i) Taide intends to transfer 70% of the Company Equity (the “Majority Company Equity”) to a company incorporated by XSEL under the laws of Hong Kong (“Holdco”). Following the transfer of the Majority Company Equity, XSEL intends to transfer all of the issued and outstanding shares of Holdco (the “Holdco Shares”) directly to INTAGE, and
          (ii) Taide intends to transfer the remaining 30% of the Company Equity (the “Minority Company Equity”; together with the Holdco Shares, the “Target Interests”) directly to INTAGE Shanghai.
For the avoidance of doubt, the Company Equity shall consist of the Majority Company Equity and the Minority Company Equity.
     D. The Buyers desire to purchase all of the Target Interests, and the Sellers desire to sell the Target Interests, resulting in the Buyers direct and indirect acquisition of the Company Equity, on the terms and subject to the conditions set forth in this Agreement.
     For terms used in this Agreement, please refer to the Glossary in Schedule A.
AGREEMENT
     NOW THEREFORE in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1. SALE AND TRANSFER OF SHARES; CLOSING
     1.1 Interests and Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Target Interests to the Buyers, and the Buyers shall purchase the Target Interests from the Sellers in accordance with the following:
          (a) Minority Company Equity. Taide shall sell and transfer the Minority Company Equity to INTAGE Shanghai and INTAGE Shanghai shall purchase the Minority Company Equity from Taide; and
          (b) Holdco Shares (Majority Company Equity). XSEL shall sell and transfer the Holdco Shares to INTAGE and INTAGE shall purchase the Holdco Shares from XSEL resulting in INTAGE’s indirect acquisition of the Majority Company Equity.
     1.2 Pricing.
          (a) Purchase Price. The purchase price for the Target Interest (and indirectly the Company Equity) shall be USD equivalent amount of Japanese Yen One Billion Fifty Million (JPY1,050,000,000) (the “Purchase Price”) subject to adjustment, if any, upon the terms and subject to the conditions herein. The USD equivalent or JPY equivalent of any amount shall be determined by reference, as applicable, to the cross rates as published in the Wall Street Journal Asia (print edition) on the Effective Date (the “Reference Rate”).
          (b) Holdback.
               (i) At the Closing, as security for the indemnification obligations of the Sellers set forth in the Transaction Agreements, INTAGE shall retain the USD equivalent of the Holdback Amount, determined at the Reference Rate, from the Purchase Price. The “Holdback Amount” shall be an amount equal to the sum of (A) the USD equivalent amount of Japanese Yen Eighteen Million (JPY18,000,000) and (B) the USD equivalent of such additional amounts, as agreed by INTAGE and XSEL after negotiations in good faith, to represent additional security for any potential Breaches as of the Closing Date of any representation, warranty, covenant or obligation of the Sellers contained herein and any other bona fide Liabilities of any Hyperlink Company (otherwise not accounted for by the foregoing (A)), in each case identified in writing with reasonable detail by either Buyer from time to time prior to the Closing Date (such amounts, the “Reserved Amounts”; and such Liabilities, the “Reserved Liabilities”), provided that the Parties acknowledge and agree that the Reserved Amounts or any portion thereof shall not be deemed a definitive determination of the amount of Buyer Damages with respect to any indemnification obligation of the Sellers hereunder, if applicable.
               (ii) On the first (1st) anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter), INTAGE shall deliver the Holdback Amount (if any) in USD to XSEL, by wire transfer in immediately available funds. Notwithstanding the foregoing, INTAGE may withhold from such delivery the USD equivalent of any outstanding amounts settled or otherwise determined with respect to resolved disputes or with respect to claims for Buyer Damages then in dispute related to any of the Sellers’ indemnification obligations arising under this Agreement; provided, however, that any withheld Holdback Amount, to the extent not applied in satisfaction of Sellers’ indemnification obligations, shall be paid to XSEL promptly upon resolution of such dispute.

               (iii) If XSEL and INTAGE are unable to agree after negotiations in good faith on any portion of the Reserved Amounts, INTAGE may, in its sole discretion, deposit an amount equal to the lesser of (i) the USD equivalent of such amounts with respect to un-agreed Reserved Liabilities determined at the Reference Rate and (ii) ten (10) per cent of the Purchase Price (the “Escrow Funds”) with an international financial institution selected by INTAGE subject to XSEL’s consent not to be unreasonably withheld (the “Escrow Agent”), pursuant to an escrow agreement in the Escrow Agent’s standard form and containing terms and conditions consistent with this Section 1.2(b) (the “Escrow Agreement”), executed by INTAGE and XSEL, dated and delivered on the Closing Date. The Escrow Agent shall hold the Escrow Funds in trust on behalf of the Parties to settle any claims with respect to any Buyer Damages related to the Reserved Liabilities. The Escrow Agreement shall provide, among other provisions, that all fees of the Escrow Agent shall be shared equally between INTAGE and XSEL.
               (iv) On the first (1st) anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter), the Escrow Agent shall deliver any remaining amount of the Escrow Funds (if any) in USD to XSEL, by wire transfer in immediately available funds. Notwithstanding the foregoing, the Escrow Agreement shall require the Escrow Agent to withhold from such delivery the equivalent of any outstanding amounts settled or otherwise determined with respect to resolved disputes (which amounts shall be promptly paid to INTAGE) or with respect to claims for Buyer Damages then in dispute related to the Reserved Liabilities and Sellers’ indemnification obligations under this Agreement; provided, however, that any remaining Escrow Funds, to the extent not applied in satisfaction of Sellers’ indemnification obligations, shall be paid to XSEL promptly upon resolution of such dispute.
               (v) For the avoidance of doubt, nothing in this Section 1.2(b) shall be construed as limiting the liability of XSEL to the amount of the Holdback Amount or Escrow Funds, nor shall payments from the Holdback Amount or Escrow Funds be considered as liquidated damages for any Breach under any Transaction Agreement and are in addition to any other remedies set forth in this Agreement.
     1.3 Closing. The purchase and sale of the Target Interests (the “Closing”) provided for in this Agreement shall take place at the offices of K&L Gates in Hong Kong, as soon as reasonably practicable, but in no event later than five (5) Business Days or such other date as shall be agreed to by the Parties hereto, after satisfaction or waiver of the conditions to Closing set forth in Article  5, or at such other time and place as the Parties may agree. Subject to the provisions of Article  6, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement. The actual date and time of the Closing is referred to herein as the “Closing Date”.
     1.4 Closing Deliveries and Obligations. At the Closing:
          (a) XSEL shall deliver to INTAGE:
               (i) duly executed instruments of transfer and sold notes (in a form complying with the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong)) in respect of Holdco Shares in favor of INTAGE accompanied by the relevant certificates for the Holdco Shares;

               (ii) a certified copy of the shareholder registry of Holdco indicating that XSEL has valid and good title and is the legal and beneficial owner and holder of the Holdco Shares;
               (iii) an investment certificate representing the Majority Company Equity that affirmatively indicates Holdco has valid and good title and is the legal and beneficial owner and holder of the Majority Company Equity;
               (iv) all Governmental Approvals necessary for the transfer of the Majority Company Equity from Taide to Holdco including (A) an official reply approving the transfer of Majority Company Equity, and (B) an approval letter and a Certificate of Approval issued by MOFCOM stating that Holdco owns 70% of the Company Equity Interest, and a new business license;
               (v) all documents necessary to confirm that Holdco has duly paid to Taide the consideration for the Majority Company Equity; and
               (vi) the Escrow Agreement (if applicable), duly executed by XSEL.
          (b) Taide shall deliver to INTAGE Shanghai:
               (i) an investment certificate representing the Minority Company Equity, duly endorsed (or accompanied by duly executed transfer powers) for transfer to INTAGE Shanghai; and
               (ii) a Certificate of Approval issued by MOFCOM that indicates that INTAGE Shanghai has valid and good title and is the legal and beneficial owner and holder of the Minority Company Equity.
          (c) The Sellers shall deliver to the Buyers:
               (i) deeds of release in the form attached hereto as Exhibit 1.4(c)(i), duly executed by each of the Sellers (the “Sellers’ Releases”);
               (ii) copies of employment agreements and other written documentation confirming or otherwise verifying the employment with the relevant Hyperlink Company as of the Closing Date with respect to each Employee set forth on (A) Schedule 1.4(c)(ii)(A), and (B) Schedule 1.4(c)(ii)(B) to the extent that XSEL has been able to procure such employment agreements and other written documentation after using commercially reasonable best efforts;
               (iii) a deed of noncompetition in the form attached hereto as Exhibit 1.4(c)(iii), duly executed by the Sellers (the “Noncompetition Deed”);
               (iv) a certificate executed by an appropriate officer of each Seller dated the Closing Date stating that the conditions set forth in Section 5.1 have been satisfied;
               (v) the paid Tax receipt for all overdue Overseas Income Taxes (as defined herein) for the Company; and

               (vi) such other customary instruments of transfer, assumptions, filings or documents in a form reasonably satisfactory to the Buyers, as may be required to give effect to this Agreement.
          (d) INTAGE shall deliver :
               (i) to XSEL, by wire transfer in immediately available funds, the amount equal to the Purchase Price minus (A) the Holdback Amount and the Escrow Funds (if any) and (B) the USD equivalent of the Minority Company Equity Consideration (as defined below), determined at the Reference Rate; and
               (ii) the Escrow Agreement (if applicable), duly executed by INTAGE.
          (e) INTAGE Shanghai shall deliver to Taide, by wire transfer in immediately available funds, RMB One Million Five Hundred Thousand (RMB1,500,000) (the “Minority Company Equity Consideration”).
          (f) The Buyers shall deliver:
               (i) a certificate executed by an appropriate officer of each Buyer dated the Closing Date stating that the conditions set forth in Section 5.2 have been satisfied; and
               (ii) such other customary instruments of transfer, assumptions, filings or documents in a form reasonably satisfactory to the Sellers, as may be required to give effect to this Agreement.
     1.5 Adjustment.
          (a) As soon as reasonably practicable and in any event within seventy-five (75) days after the Closing Date, INTAGE shall prepare, or cause to be prepared, and deliver to XSEL a consolidated balance sheet of the Company (the “Closing Balance Sheet”), including a computation of the consolidated Net Assets (the “Closing Net Assets”), each as of the Closing Date and in RMB, prepared by Deloitte (the “Accountant”) in accordance with IFRS using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in preparation of the Financial Statements (the “Accounting Standards”).
          (b) The Closing Balance Sheet as prepared and delivered by the Accountant shall become binding and conclusive on the Parties for the purpose of calculating the Closing Net Assets and any adjustment to the Purchase Price, unless XSEL delivers a written statement of objections to INTAGE, within thirty (30) days after XSEL’s receipt of the Closing Balance Sheet, specifying in reasonable detail the component(s) which are disputed, the basis of such disputes and the changes XSEL considers necessary for the Closing Balance Sheet to be in accordance with the Accounting Standards.
          (c) If XSEL provides a written statement of its objections in accordance with Section 1.5(b) above, then the issues in dispute shall be submitted to the Accountant for resolution. If the issues in dispute are submitted to the Accountant for resolution, (i) each of INTAGE and XSEL shall furnish to the Accountant such workpapers and other documents and information relating to the disputed issues as the Accountant may request and are available to that Party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountant any material relating to the determination and to discuss the determination with the Accountant; (ii) the Closing Balance Sheet and the Closing Net Assets as adjusted or otherwise revised and finally determined by the Accountant (the “Final Adjustment Amount”), as set forth in a notice delivered to each of INTAGE and XSEL by the Accountant, shall be binding and conclusive on the Parties; and (iii) INTAGE and XSEL shall each bear 50% of the fees of the Accountant for the determination of the Final Adjustment Amount.
          (d) In accordance with the applicable procedures of this Section 1.5, the Purchase Price shall be adjusted by the Subsequent Adjustment Amount. The “Subsequent Adjustment Amount” is an amount equal to (i) the Closing Net Assets or Final Adjustment Amount (as the case may be) minus (ii) RMB Sixteen Million Two Hundred and Eighty Two Thousand Six Hundred and Fifty Six (RMB16,282,656). If the Subsequent Adjustment Amount is a positive number, then INTAGE shall promptly (and in any event within three (3) Business Days) after the determination of the Closing Net Assets or Final Adjustment Amount (as the case may be) pay the USD equivalent of the Subsequent Adjustment Amount to XSEL, by wire transfer in immediately payable funds. If the Subsequent Adjustment Amount is a negative number, then XSEL shall promptly (and in any event within three (3) Business Days) after the determination of the Closing Net Assets or Final Adjustment Amount (as the case may be) pay the JPY equivalent of the Subsequent Adjustment Amount to INTAGE, by wire transfer in immediately available funds. Any conversion required with respect to any payment in accordance with this Section 1.5(d) will be determined at the Reference Rate.
2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Except as specifically set forth on Schedule 2 (the “Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article  2), the Sellers hereby represent and warrant (without limiting any other representations or warranties made by the Sellers in this Agreement or any other Transaction Agreement) to the Buyers as follows:
     2.1 Organization; Good Standing; Qualification. Section 2.1 of the Disclosure Schedule sets forth each Hyperlink Company’s jurisdiction of organization and each jurisdiction in which such Hyperlink Company is qualified to do business. Each Hyperlink Company (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the nature of its business or the operation of its assets requires such qualification; and (c) has full power and authority required to own and operate its assets and to carry on its business as now being conducted and as presently proposed to be conducted.
     2.2 Books and Records. With respect to each Hyperlink Company:
          (a) the Sellers have delivered to the Buyers accurate, correct and complete copies of: (i) the Organizational Documents, as presently in effect; (ii) all stock, equity interest and investment records, including without limitation the stock and ownership ledger and copies of any stock or investment certificates issued; (iii) all Board and shareholder resolutions; and (iv) all books of account and other financial records;
          (b) the minute books accurately and completely reflect all material corporate actions of its shareholders, the Board and any committees of the Board. The books of account and other financial records are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all of those books and records shall be in the possession of the Hyperlink Companies; and
          (c) such Hyperlink Company is not in violation of any of the provisions of its Organization Documents or resolutions, and no condition or circumstance exists that likely would constitute or result directly or indirectly in such a violation.
     2.3 Capitalization.
          (a) Section 2.3 of the Disclosure Schedule sets forth an accurate, correct and complete list of the respective registered capital or equity interest and shareholding structure, of each Hyperlink Company, all of the shares or equity interests of which have been duly authorized, and are validly issued, fully paid and non-assessable, and there are no other shares of capital stock or equity interests issued or outstanding.
          (b) In each case free and clear of all Encumbrances:
               (i) on the Effective Date (A) Taide shall have valid and good title and be the legal and beneficial owner and holder of the Company Equity, and (B) the Company shall have valid and good title and be the legal and beneficial owner and holder of all of the equity interests of Hyperlink Guangzhou and shall not own any other capital or equity interests in any other Person;
               (ii) immediately prior to the Closing (A) XSEL shall have valid and good title and be the legal and beneficial owner and holder of the Holdco Shares, and (B) Taide shall have valid and good title and be the legal and beneficial owner and holder of the Minority Company Equity; and
               (iii) immediately prior to, at and after the Closing, (A) Holdco shall have valid and good title and be the legal and beneficial owner and holder of the Majority Company Equity, and (B) the Company shall have valid and good title and be the legal and beneficial owner and holder of all of the equity interests of Hyperlink Guangzhou and shall not own any other capital or equity interests in any other Person.
          (c) There is no (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities or equity interests of any Hyperlink Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities or equity interests of any Hyperlink Company; (iii) Contract under which any Hyperlink Company is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities or equity interests; (iv) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock or equity interests of any Hyperlink Company; or (v) agreement, plan, policy or other procedure with respect to stock options granted to Employees of the Hyperlink Companies.
     2.4 Authority; No Conflict.
          (a) Each Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements has been approved by all requisite action on the part of such Seller (including the approval of the shareholders of such Seller) and this Agreement has been duly and validly executed and delivered by such Seller. Each of the Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.
          (b) The execution, delivery and performance of this Agreement or any other Transaction Agreement by each Seller do not and shall not:
               (i) conflict with, violate or result in any breach of (A) any of the provisions of such Seller’s or any Hyperlink Company’s Organizational Documents; (B) any Resolutions; (C) to the Sellers’ Knowledge, any term or requirement of any Governmental Approval held by such Seller or such Hyperlink Company relating to such Hyperlink Company’s business; or (D) to the Sellers’ Knowledge, any provision of any Material Contract to which such Hyperlink Company is a party;
               (ii) to the Sellers’ Knowledge, give any Governmental Body or other Person the right to (A) challenge the Transaction; (B) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any of the Sellers or the Hyperlink Companies is subject; (C) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract; or (D) revoke, suspend or modify any Governmental Approval;
               (iii) violate or result in a breach of or constitute a default under any Legal Requirement or Material Contract to which any of the Sellers or the Hyperlink Companies is subject;
               (iv) to the Sellers’ Knowledge, cause any of the Company Equity or the Holdco Shares to be reassessed or revalued by any Tax Authority or other Governmental Body; and
               (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Company Equity or the Holdco Shares.
     2.5 Financial Statements.
          (a) The Sellers have previously delivered to the Buyers the following financial statements (collectively, the “Financial Statements”) the unaudited consolidated balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of the Company as of and for the fiscal years ended 31 December 2006, 31 December 2007, and 31 December 2008 together with the notes thereto.
          (b) All of the Financial Statements (i) are true, accurate and complete in all material respects; (ii) are consistent with the books and records of the Company; (iii) present fairly and accurately the financial condition of the Hyperlink Companies as of the respective dates thereof and the results of operations, changes in shareholder’s or other owner’s equity and cash flows of the Hyperlink Companies for the periods covered thereby; and (iv) have been prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered, and in a manner consistent with historical practice. All reserves established by the Hyperlink Companies and set forth in the Financial Statements are adequate for the purposes for which they were established.

          (c) Section 2.5 of the Disclosure Schedule sets forth an accurate, correct and complete breakdown and aging of the Company’s accounts payable (including to all of its suppliers) as of 31 December 2008.
     2.6 Absence of Undisclosed Liabilities. The Hyperlink Companies have no Liabilities other than (a) those set forth in the Financial Statements; (b) those incurred in the Ordinary Course of Business and not required to be set forth in the Financial Statements under IFRS; (c) those incurred in the Ordinary Course of Business since the Financial Statements Date; (d) those incurred in connection with the execution of any of the Transaction Agreements or the Transaction; and (e) those that would not reasonably likely have or result in a Material Adverse Effect.
     2.7 Absence of Material Changes. Except as set forth in Section 2.7 of the Disclosure Schedule, since the Financial Statements Date, (a) each Hyperlink Company has conducted its business in the Ordinary Course of Business in all material aspects, except for the transactions contemplated by the Transaction Agreements; and (b) no event or circumstance has occurred that could reasonably make any representation or warranty contained herein, if made as of the Financial Statements Date, untrue or incorrect in any material respect.
     2.8 Transactions with Affiliates. Except as set forth in the Financial Statements and Section 2.8 of the Disclosure Schedule, no Affiliate of any Seller (a) owns any debt, equity or other interest in any entity with which any Hyperlink Company is affiliated; (b) is indebted to any Hyperlink Company, nor is any Hyperlink Company indebted (or committed to make loans or extend or guarantee credit) to any Affiliate of any Seller other than with respect to any Hyperlink Company’s obligations to pay accrued salaries, reimbursable expenses or other standard Employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the business of any Hyperlink Company; (d) has any claim or right against any Hyperlink Company, and no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate of any Seller against any Hyperlink Company; (e) is a party to any Material Contract or has had any direct or indirect interest in, any Material Contract, transaction or business dealing of any nature involving any Hyperlink Company; or (f) received from or furnished to any Hyperlink Company any goods or services (with or without consideration) since the Financial Statements Date. To the Sellers’ Knowledge, no Seller nor any Affiliate of any Seller holds any cash or cash equivalents on behalf of any Hyperlink Company.
     2.9 Account Receivables. To the Sellers’ Knowledge, each Receivable as set forth in the Financial Statements is (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (c) fully collectible, unless (x) such Receivable is subject to any trade discount provided in the Ordinary Course of Business, (y) the Financial Statements have provided an allowance for doubtful accounts with respect to such Receivable, or (z) failure to collect such Receivable for whatever reason will not reasonably likely have or result in a Material Adverse Effect on the relevant Hyperlink Company.

     2.10 Material Contracts.
          (a) Except for the Material Contracts listed in Section 2.10 of the Disclosure Schedule and as set forth in the Transaction Agreements, none of the Hyperlink Companies is a party to or bound by any Material Contract in connection with the Company’s business as of the date hereof.
          (b) Each Material Contract is currently valid and in full force and effect, and is enforceable by the Hyperlink Company party thereto in accordance with its terms.
          (c) No Person has notified a Hyperlink Company that either such Hyperlink Company or, to the Sellers’ Knowledge, any other Hyperlink Company, is in default under any Material Contract, except where such default would not reasonably likely have or result in a Material Adverse Effect. No event has occurred, and no circumstance or condition exists, that might (i) result in a violation or breach of any material provision of any Material Contract; (ii) to the Sellers’ Knowledge, give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) to the Sellers’ Knowledge, give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (iv) otherwise have a Material Adverse Effect on any Hyperlink Company in connection with any Material Contract. No Hyperlink Company has waived any of its rights under any Material Contract except where such waiver would not reasonably likely have or result in a Material Adverse Effect on any Hyperlink Company.
          (d) To the Sellers’ Knowledge, each Person against which a Hyperlink Company has or may acquire any rights under any Material Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to such Hyperlink Company.
          (e) The performance of the Material Contracts will not result in any violation of or failure by any Hyperlink Company to comply with any Legal Requirement that would reasonably likely have or result in a Material Adverse Effect.
          (f) The Material Contracts constitute all of the Contracts necessary to enable the Hyperlink Companies to conduct their businesses in the manner in which such businesses are currently being conducted.
     2.11 Insurance. Section 2.11 of the Disclosure Schedule lists all material insurance policies covering the properties and assets of each Hyperlink Company’s business entered into by one or more of the Hyperlink Companies (collectively, “Insurance Policies”). Each Insurance Policy is valid, binding, and in full force and effect. To the Sellers’ Knowledge, no Hyperlink Company is in breach of any Insurance Policy, and no event has occurred which would constitute such a breach or, to the Sellers’ Knowledge, permit termination, modification, or acceleration, of any Insurance Policy. No Hyperlink Company has received any notice of cancellation or non-renewal of any Insurance Policy. The consummation of the Transaction will not cause a breach, termination, modification, or acceleration of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied Liability. No Hyperlink Company has received any notice of any facts that might result in, a material increase in the premium for any Insurance Policy.

     2.12 Assets.
          (a) The Hyperlink Companies own, directly or indirectly, all right, title and interest in and to all assets necessary to carry on the business currently carried on by them, and the value of such assets is set forth in the Financial Statements.
          (b) The buildings and equipment of the Hyperlink Companies, whether owned or leased, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings and equipment of the Hyperlink Companies are sufficient for the continued conduct of the Hyperlink Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.
     2.13 Real Property. No Hyperlink Company owns any real property, buildings, plants, or structures. Section 2.13 of the Disclosure Schedule sets forth an accurate and complete list of all real property used in the Company’s business as of date hereof that is leased and subleased by any Hyperlink Company (the “Leased Real Property”). All of the leases of the Leased Real Property are in full force and effect in all material aspects and there is no material default by any of the Hyperlink Companies thereunder. The Sellers have delivered to the Buyers accurate, correct and complete copies of each lease for the real property subject to such lease.
     2.14 Intellectual Property.
          (a) Section 2.14 of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that is currently used, registered or applied for in connection with each Hyperlink Company’s business. Each Hyperlink Company shall (i) be the sole legal and beneficial owner of all right, title and interest in and to the Intellectual Property, having good title thereto, free and clear of any Encumbrances and, to the Sellers’ Knowledge, no other Person has any claim of ownership with respect to the Intellectual Property; or (ii) be duly and validly licensed to use the Intellectual Property in the manner currently used and contemplated to be used by the Hyperlink Companies in the conduct of their business.
          (b) To the Sellers’ Knowledge, the Intellectual Property, and the disclosing, copying, making, having made, importing, using, selling or other exploitation or disposition of the Intellectual Property, products or services embodying any of the Intellectual Property, and the conduct of the Hyperlink Companies’ businesses, do not and will not violate, infringe, misappropriate or otherwise conflict or interfere with any proprietary right of any third party that would reasonably likely have or result in a Material Adverse Effect.
     2.15 Customers.
          (a) Section 2.15 of the Disclosure Schedule sets forth a complete and accurate list of the top 10 largest customers of the Hyperlink Companies by the aggregate sales revenue for the fiscal year ended 31 December 2008. To the Sellers’ Knowledge, except as set out in the Material Contracts, none of these top 10 customers will cease or substantially reduce the business conducted with such Hyperlink Company after or as a result of the consummation of the transactions contemplated in this Agreement.
          (b) Except as set forth in Section 2.15 of the Disclosure Schedule, no Hyperlink Company has entered into any Material Contract under which such Hyperlink

Company is restricted from selling, licensing or otherwise distributing any material services of any Hyperlink Company to any class of customers, in any geographic area, during any period of time or in any segment of the market that would reasonably likely have or result in a Material Adverse Effect.
     2.16 Employees.
          (a) Employees and Contracts. Except as set forth in Section 2.16 of the Disclosure Schedule and to the Sellers’ Knowledge, no Employee of any Hyperlink Company intends to terminate his or her employment or other engagement with such Hyperlink Company, nor does such Hyperlink Company have a present intention to terminate the employment or engagement of any Contractor that would reasonably likely have or result in a Material Adverse Effect.
          (b) Compensation. Section 2.16 of the Disclosure Schedule sets forth an accurate and complete list of all Employees of each Hyperlink Company, indicating each Employee’s name, title or position, present annual compensation, years of service, and various Benefit Plans that such Employee is entitled to (if any), and an accurate and complete list of all Material Contracts between any such Employee and any Hyperlink Company. There are no outstanding or, to the Sellers’ Knowledge, potential claims by any Employee of any Hyperlink Company against any other Hyperlink Company for payment of any kind, including but not limited to, unpaid wages, supplements or social welfare contributions to which such Employee is entitled under applicable Legal Requirements. The Sellers have disclosed to the Buyers true, accurate and complete copies and a list of all written, or summaries of all oral, agreements and understandings between any Seller and any Employee with respect to a change of Control or potential change of Control of any Hyperlink Company (collectively, the “Change-of-Control Agreements”).
          (c) Disputes. As of the date hereof, there is no pending or, to the Sellers’ Knowledge, threatened strike, walkout or other work stoppage or any union organizing effort by any of the Employees.
          (d) Unions. No Hyperlink Company has any collective bargaining agreement with any of its Employees. There is no labor union organizing or, to the Sellers’ Knowledge, election activity pending or threatened with respect to any Hyperlink Company.
     2.17 Compliance with Applicable Legal Requirements.
          (a) Except as set forth in Section 2.17 of the Disclosure Schedule, each Hyperlink Company’s business is being conducted in compliance with all applicable Legal Requirements, and none of the Hyperlink Companies has received any written notice from any Governmental Body with respect to such Hyperlink Company’s business alleging any actual or potential violation or failure to comply under any applicable Legal Requirement that has not been satisfactorily resolved.
          (b) To the Sellers’ Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that may in any material aspect affect any Hyperlink Company or such Hyperlink Company’s assets, operations or businesses.
          (c) To the Sellers’ Knowledge, no Hyperlink Company, nor any Representative of such Hyperlink Company, (i) has made any unlawful domestic or foreign political contributions; (ii) has made any payment or provided services which were not legal to make or provide or which such Hyperlink Company or such Representative should have known were not legal for the payee or the recipient of such services to receive; (iii) has received any payments, services or gratuities which were not legal to receive or which such Hyperlink Company or such Representative should have known were not legal for the payor or the provider to make or provide; (iv) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements; (v) has had any off-book bank or cash accounts or “slush funds”; (vi) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions; or (vii) has made illegal payments to obtain or retain business, in each case except as is not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect.
     2.18 Governmental Approvals.
          (a) Each Hyperlink Company has all Governmental Approvals that are necessary or appropriate in connection with such Hyperlink Company’s ownership and use of its properties or assets or such Hyperlink Company’s operation of its businesses. Each of the Sellers and the Hyperlink Companies has made all filings with, and given all notifications to, all Government Bodies as required by all applicable Legal Requirements. Section 2.18 of the Disclosure Schedule sets forth all Governmental Approvals that are required for the conduct of each Hyperlink Company’s business as currently conducted. All such Governmental Approvals are validly held by such Hyperlink Company and are in full force and effect. (i) To the Sellers’ Knowledge, there is no pending or threatened Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification, (ii) no violations have been recorded in respect of any Governmental Approvals, and no Seller or Hyperlink Company knows of any meritorious basis therefor, and (iii) no fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof, in each case except as is not, individually or in an aggregate, reasonably likely to have or result in a Material Adverse Effect.
          (b) The Sellers have delivered to the Buyers accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Section 2.18 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.
     2.19 Proceedings and Orders.
          (a) Except as set forth in Section 2.19 of the Disclosure Schedule, there is no Proceeding pending or, to the Sellers’ Knowledge, threatened against any of the Hyperlink Companies, except for those that are not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect. To the Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) Except as set forth in Section 2.19 of the Disclosure Schedule, none of the Hyperlink Companies or any Employees thereof, any of such Hyperlink Company’s properties, assets, operations or businesses, or such Hyperlink Company’s rights relating to any of the foregoing, is subject to any Order or any proposed Order, unless such Order will not reasonably likely have or result in a Material Adverse Effect on the Company or the Company’s material businesses.

     2.20 Taxes.
          (a) All Tax Returns that are required to be filed by any Hyperlink Company have been or will have been duly filed in accordance with applicable Legal Requirements including within the requisite periods and on a proper and complete basis, except where (i) such Taxes are not, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect, or (ii) the Company has made adequate provisions for such Tax Liabilities in the Financial Statements at and as of the Financial Statements Date. To the Sellers’ Knowledge, all such Tax Returns are true, correct and complete in all material respects, and there are no Encumbrances for Taxes on the assets of any Hyperlink Company, other than Encumbrances for Taxes not yet due and payable.
          (b) No Hyperlink Company has Liability for unpaid Taxes except for Taxes incurred in the Ordinary Course of Business or for which payment is not yet due and to the Sellers’ Knowledge, no audit of any Tax Return is currently pending or threatened. No written claim or notice has ever been made by any Governmental Body to any Hyperlink Company in a jurisdiction where a Hyperlink Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Hyperlink Company has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency. No Hyperlink Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar contract.
          (c) Without limiting the generality of the foregoing, the Sellers have caused each Hyperlink Company to file all Tax Returns that it is required to file by the Effective Date (with respect to execution of this Agreement) or the Closing Date (with respect to the Closing), as applicable, and to pay in full all Taxes shown on such Tax Returns or on subsequent assessment with respect thereto to the extent due by such date.
     2.21 Brokers. Except as set forth in Section 2.21 of the Disclosure Schedule, no Seller has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction. The Sellers are solely responsible for any payment, fee or commission that may be due to the Persons listed on Section 2.21 of the Disclosure Schedule with respect to this Agreement or the Transaction.
     2.22 Solvency. No Seller is entering into this Agreement or the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Target Interests. Each Seller’s assets, at a fair valuation, exceed its Liabilities, and such Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, each Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.
     2.23 Full Disclosure.
          (a) The Sellers have used all reasonable efforts to ensure that all representations, warranties or other statements or information contained herein or under the Disclosure Schedule are true and accurate when given, except where any such failure to be true and accurate would not, individually or in the aggregate, be reasonably expected to have or result in a Material Adverse Effect.

          (b) There is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Persons comparable to the Sellers) that has a Material Adverse Effect.
          (c) Without prejudice to Section 7.2, each representation and warranty set forth in this Article  2 (i) shall not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, (ii) is given with the intention that liability is not limited to Breaches discovered before Closing, (iii) is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement except as explicitly provided therein, and (iv) is made and given with the intention of inducing the Buyers to enter into this Agreement.
          (d) The Sellers have used all commercially reasonable efforts to ensure that all of the information regarding the Hyperlink Companies’ properties, assets, operations, businesses, Liabilities, Employees, financial performance, net income and prospects that has been furnished to the Buyers or any of the Buyers’ Representatives by or on behalf of the Sellers or any of the Sellers’ Representatives, is accurate, correct and complete in all material respects.
     2.24 Disclosure Schedule. Subject to Section 4.7, each of the statements set forth in the Disclosure Schedule shall be true and accurate on the Effective Date.
     2.25 No Other Representations and Warranties. Except for the representations and warranties contained in the Transaction Agreements and required to be made under Applicable Law, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of the Sellers.
3. REPRESENTATIONS AND WARRANTIES OF THE BUYERS
     Each Buyer represents and warrants to the Sellers as follows:
     3.1 Organization and Good Standing. Each Buyer is a corporation, partnership, limited liability company or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.
     3.2 Authority; Binding Nature of Agreements. Each Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of such Buyer. This Agreement has been duly and validly executed and delivered by each Buyer. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
     3.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by each Buyer do not and will not conflict with, violate or result in any breach of (i) any of the provisions of such Buyer’s Organizational Documents; (ii) any resolutions adopted by such Buyer’s shareholders, or its board of directors or committees thereof; (iii) to the Buyers’ Knowledge, any term or requirement of any

Governmental Approval held by such Buyer relating to such Buyer’s business; or (iv) to the Buyers’ Knowledge, any provision of a Contract to which such Buyer is a party.
          (a) give any Governmental Body or other Person the right to challenge the Transaction; or
          (b) require such Buyer to obtain any Consent or make or deliver any filing or notice to a Governmental Body except for notices required under Japan’s Foreign Exchange and Trade Law.
     3.4 Brokers. Neither Buyer has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.
     3.5 Full Disclosure. The Buyers have used all reasonable efforts to ensure that all representations, warranties or other statements or information contained herein are true and accurate when given, except where any such failure to be true and accurate would not, individually or in the aggregate, be reasonably expected to have or result in a Material Adverse Effect.
     3.6 No Other Representations and Warranties. Except for the representations and warranties contained in the Transaction Agreements and required to be made under Applicable Law, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyers.
4. COVENANTS
     4.1 Sellers’ Pre-Closing Affirmative Covenants.
          (a) Incorporation of Holdco. As soon as practicable after the Effective Date, XSEL shall incorporate Holdco under the laws of Hong Kong (the “Holdco Incorporation”) under the corporate name and with company details to be set forth in the Organizational Documents as determined by INTAGE in its sole discretion.
          (b) Transfer of the Majority Company Equity to the Holdco. As soon as practicable following the Holdco Incorporation, Taide shall transfer to Holdco, and XSEL shall cause Holdco to acquire, the Majority Company Equity pursuant to a transfer agreement or other instrument of transfer required under applicable Legal Requirements to effect such transfer (the “Majority Company Equity Transfer”). In connection with the transfer of the Majority Company Equity to Holdco, XSEL and Taide shall, and shall each cause the Company and Holdco to, (i) obtain INTAGE’s prior written consent with respect to the content of the new Articles of Incorporation and the joint venture agreement of the Company, and (ii) to take all necessary steps to file an application to, and to obtain from the competent PRC Governmental Body all necessary Governmental Approvals necessary to consummate the Majority Company Equity Transfer including (A) an official reply approving the transfer of Majority Company Equity, (B) an approval letter, and a Certificate of Approval issued by MOFCOM stating that Holdco owns 70% of the Company Equity Interest, and a new business license issued by the AIC, indicating that Holdco has acquired the Majority Company Equity (the “Majority Equity Transfer Approvals”), provided that the approved business scope of the Company as indicated in such Certificate of Approval and the new business license shall be the same or broader than the scope of businesses set forth in the Company’s business license in effect as of the Effective Date.

          (c) Payments by Xinhua Finance Media (Shanghai) Co., Ltd. As soon as practicable after the Effective Date (and in any event no later than two weeks thereafter), the Sellers shall cause Xinhua Finance Media (Shanghai) Co., Ltd. (“XFM Shanghai”), to pay to the Company, by wire transfer in immediately available funds, each of the following:
               (i) any cash and cash equivalents held by XFM Shanghai on behalf of the Company; and
               (ii) RMB5,000,000 plus any accrued interest representing full repayment by XFM Shanghai of the Company’s loan to XFM Shanghai.
          (d) Fiscal Year 2008 Audited Financial Statements. Within a reasonable time after the Effective Date, the Sellers shall prepare the audited consolidated balance sheets, and the related statements of operations, changes in shareholders’ equity, and cash flows, of the Company as of and for the fiscal year ended 31 December 2008, together with the notes thereto, and provide the Buyers true, correct and accurate copies promptly after the preparation thereof.
     4.2 Sellers’ Post-Closing Affirmative Covenants.
          (a) Obligations under the Change of Control Agreements. Immediately after the Closing (and in any event no later than seven days after the Closing), the Sellers shall satisfy all obligations of the Sellers arising from, relating to or in connection with the Change-of-Control Agreements, and the Sellers shall perform and comply with all applicable obligations thereunder.
          (b) Cooperation for Completing the Procedural Matters. Each Seller shall cooperate in good faith with INTAGE Shanghai, and take such acts as reasonably requested by INTAGE Shanghai, necessary for the Company to acquire a new Business License indicating that INTAGE Shanghai has acquired the Minority Company Equity, and such other necessary licenses and registrations including but not limited to a Foreign-related Investigation License which is necessary for the Company to engage in the same business as the Company is engaged in as of the Effective Date.
          (c) Post-Closing Governance of Holdco. Except with the prior written Consent of INTAGE, XSEL agrees and undertakes to the Buyers that for the period from the Closing Date to the date on which INTAGE is duly registered as the legal and beneficial owner of the Holdco Shares following stamping of the documents referred to in Section 1.4(a)(i) by the Hong Kong Stamp Office, neither it nor its Representatives shall cause or allow any meetings of the Holdco board or shareholders or the passage of any resolution of Holdco board or shareholders.
     4.3 Sellers’ Conduct of the Hyperlink Companies’ Business Prior to Closing. During the period from the Effective Date to the Closing Date, except as otherwise contemplated by the Transaction Agreements or as waived by INTAGE in writing in its sole discretion, each Seller shall, and shall cause each Hyperlink Company and its shareholders and Employees to:
          (a) conduct the business of such Hyperlink Company in the Ordinary Course of Business;
          (b) comply in all material aspects with all Legal Requirements applicable to such Hyperlink Company;

          (c) use commercially reasonable efforts to (i) preserve intact all rights of such Hyperlink Company’s business and Employees, (ii) maintain necessary insurance coverage for such Hyperlink Company in substantially the same manner as such coverage exists as of the Effective Date, and (iii) maintain good relationships with its Employees, customers, suppliers, creditors and others having material business dealings with such Hyperlink Company, provided, however, that each Seller shall use, and shall cause each Hyperlink Company to use, commercially reasonable best efforts to retain each Employee as set forth in Schedule 1.4(c)(ii)(B); and
          (d) confer on a regular and frequent basis with one or more designated Representatives of the Buyers to report material operational matters and the general status of on-going operations of the business. The Sellers shall promptly notify the Buyers of any material change in the financial condition, results of operations, properties, business or prospects of the business and shall keep the Buyers fully informed of such events and permit the Buyers’ Representatives to participate in all discussions related thereto.
     4.4 Restriction’s on Sellers’ Conduct of the Hyperlink Companies’ Businesses. During the period from the Effective Date to the Closing Date, each Seller shall cause each Hyperlink Company not to:
          (a) enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a material adverse effect on any Buyer’s ability to conduct the business of any Hyperlink Company in substantially the same manner and condition as currently conducted by such Hyperlink Company;
          (b) acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to any Hyperlink Company) of, or by any other manner, any business or any Person;
          (c) enter into any agreements or commitments with another Person, except on commercially reasonable terms in the Ordinary Course of Business;
          (d) declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock;
          (e) issue, sell, dispose of or encumber, or authorize the issuance, sale, disposition or Encumbrance of, any shares of any Hyperlink Company’s capital stock or grant, enter into or accept any options, warrants, convertible securities or other rights to acquire any shares of such capital stock or any other ownership interest in any Hyperlink Company, other than (i) the issuance of shares of common stock of a Hyperlink Company pursuant to the exercise of Hyperlink Options outstanding as of the Effective Date; and (ii) the issuance of shares of common stock of a Hyperlink Company pursuant to other stock options, warrants or other rights therefor outstanding as of the Effective Date;
          (f) other than in the Ordinary Course of Business, hire any new Employee of any Hyperlink Company terminate any officer or key Employee of any Hyperlink Company, increase the annual level of compensation of any existing Employee, establish or adopt any Benefit Plan, or grant any bonuses, benefits or other forms of direct or indirect compensation to any Employee;

          (g) make any severance payments to any Employee of any Hyperlink Company, except payments made pursuant to written agreements outstanding as of the Effective Date;
          (h) provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including, by way of example, any loans or advances by the Company to XFM Shanghai that are the same or similar to those matters described in Sections 4.1(c)(i) and (ii); or
          (i) enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 4.4(a) through (h) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.
     4.5 No Solicitation. Except with the prior written Consent of the Buyers, each Seller agrees and undertakes to the Buyers that for the period from the Effective Date to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, neither it nor its Representatives shall, (i) initiate, solicit or encourage (including by way of furnishing information regarding the business or securities or equity interests of any Hyperlink Company) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of any Hyperlink Company (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of the Closing and the termination of this Agreement pursuant to its terms, any Seller or Hyperlink Company is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), such Seller shall promptly inform the Buyers regarding such contact and furnish the Buyers, with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and such Seller shall keep the Buyers informed of the status and details of any future notices, requests, correspondence or communications related thereto.
     4.6 Certain Notifications. From the Effective Date through the Closing, the Sellers shall notify the Buyers in writing regarding any of the following within a reasonable period of, and in any event no later than three Business Days after, the occurrence of such event:
          (a) any action taken by any Hyperlink Company that is not in the Ordinary Course of Business or any fact, circumstance, event or action that has, or would be reasonably likely to have, a Material Adverse Effect;
          (b) any fact, circumstance, event, or action by any Hyperlink Company (i) which, if known on the Effective Date, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or undertaking of which would result in any of the representations and warranties of the Sellers contained in this Agreement or in any Transaction Agreement not being true and correct when made on or at Closing and which has, or would be reasonably likely to have, a Material Adverse Effect;
          (c) any Breach of any covenant or obligation of any Seller hereunder in any material respect;

          (d) any circumstance or event which will result in, or could reasonably be expected to result in, the failure of any Seller to timely satisfy any of the conditions to Closing specified in Article  5 of this Agreement where such failure has, or would be reasonably likely to have, a Material Adverse Effect; and
          (e) any change in the Company’s financial condition, results of operations, properties, business or prospects of the business that has, or would be reasonably likely to have, a Material Adverse Effect.
     4.7 Updated Disclosure Schedule. No later than ten (10) Business Days prior to the anticipated Closing Date (in each case, as applicable), the Sellers shall deliver to the Buyers an updated Disclosure Schedule prepared as though this Agreement had been dated as of the Closing Date; provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Sellers in this Agreement or (ii) determining whether any of the conditions to Closing set forth in Article  5 have been satisfied.
     4.8 Access to Information. From the Effective Date until the Closing, each Seller shall permit each Buyer and its Representatives to have reasonable access during reasonable business hours, upon reasonable advance notice (including specific notice of who will be involved and what is desired) and in a manner so as not to interfere with the normal business operations of the Hyperlink Companies, to the premises, properties, key personnel, information system, books, records (including Tax records), Contracts, and other documents of or pertaining to the Hyperlink Companies; provided, however, that in no event shall the Buyers have access to any information if, in the reasonable judgment of the Sellers, its provision would (i) result in the disclosure of any trade secrets of third parties or of any Hyperlink Company that are not related to such Hyperlink Company’s business, (ii) violate any obligation of any Person within the Hyperlink Companies with respect to confidentiality, (iii) be in violation of applicable competition or other laws, or (iv) impose an unreasonable burden on any Seller, in each case except as relevant to and in connection with the identification of Reserved Liabilities; and it being further understood that Buyers should reimburse Sellers promptly for reasonable document-related expenses incurred in complying with any such request by or on behalf of any Buyer; provided further, that for the purposes of access to the premises and properties of the Hyperlink Companies, the Buyers shall be provided access up to a total of nine (9) Business Days within the first sixty (60) days following the Effective Date for no more than six (6) persons on any Business Day, and a total of two (2) Business Days during each thirty (30) day period following the first sixty (60) days for no more than two (2) persons on any Business Day.
     4.9 Best Efforts. From the Effective Date until the Closing, each Seller, on the one hand, and each Buyer, on the other hand, shall cooperate and use its respective best efforts to cause to be fulfilled and satisfied all of the other Parties’ conditions to Closing set forth in Article 5, including securing as promptly as possible all Consents required in connection with the transactions contemplated hereby.
     4.10 Taxes.
          (a) The Buyers shall indemnify, defend and hold harmless the Sellers from and against all Liabilities in respect of the Hyperlink Companies arising from or relating to Tax attributable to any periods commencing from the Closing Date which are not fully provided for in the Financial Statements.

          (b) The Sellers shall indemnify, defend and hold harmless the Hyperlink Companies and the Buyers from and against all Liabilities in respect of the Hyperlink Companies arising from or relating to Tax attributable to any periods ending prior to the Closing Date which are not fully provided for in the Financial Statements. Without limiting the generality of the foregoing or any other provision contained herein, prior to the Closing Date, the Sellers shall (i) cause each Hyperlink Company to file all Tax Returns that it is required to file and to pay in full all Taxes shown on such Tax Returns or on subsequent assessment with respect thereto, including without limitation in connection with any payment, reimbursement or other income received by such Hyperlink Company from a Person in a jurisdiction other than the PRC including without limitation the income described in Section 2.20 of the Disclosure Schedule (such Taxes, the “Overseas Income Taxes”), (ii) pay any Damages assessed against such Hyperlink Company by the applicable Governmental Body in connection with such Tax Returns and Taxes, and (iii) promptly inform the Buyers in writing of any act or event with respect to the foregoing (i) or (ii).
     4.11 Liquidation of the Hyperlink E-data. After the Closing, the Sellers shall promptly procure or cause to procure the dissolution, winding up or other liquidation of Hyperlink E-data.
     4.12 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and to vest legal and beneficial title to the Target Interests in INTAGE and INTAGE Shanghai and to place control of Holdco and the Company in the hands of INTAGE and INTAGE Shanghai, in each case, within the requisite time periods.
5. CONDITIONS TO CLOSING
     5.1 Conditions to the Buyers’ Obligation to Close. The obligations of the Buyers to consummate the Transaction shall be subject to the satisfaction, on or prior to the date falling six (6) months from the Effective Date or such other date as shall be agreed to by the Parties hereto (the “Drop Dead Date”) and provided such conditions continue to be satisfied on the Closing Date, of each of the following conditions, any of which may be waived by INTAGE in writing:
          (a) Majority Company Equity. Holdco shall own the Majority Company Equity, and the Company shall have obtained from the competent PRC Governmental Body all necessary approvals and registrations, including an approval letter, and a Certificate of Approval issued by MOFCOM, and a new business license issued by the AIC, affirmatively indicating that (i) Holdco has valid and good title and is the legal and beneficial owner and holder of the Majority Company Equity, and (ii) the scope of the Company’s permitted businesses shall be the same or broader than the scope of businesses set forth in the Company’s business license in effect as of the Effective Date.
          (b) Representations, Warranties and Covenants. (i) All of the representations and warranties of each Seller in this Agreement (in each case disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Effective Date, the Closing Date or, to the extent such representations and warranties speak only as of an earlier date, as of such earlier date, as applicable, in each case with only such exceptions as, individually or in the aggregate, are not and would not be reasonably likely to be material; and (ii) each Seller shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by such Seller as of the Closing Date.
          (c) Documents. The Sellers shall have delivered to the Buyers all of the documents and agreements set forth in Section 1.4, as applicable.
          (d) Consents. Without prejudice to other provisions of this Agreement, each Seller shall have delivered to the Buyers all Consents and/or Governmental Approvals required (i) for the transfer of the Company Equity, including without limitation a Certificate of Approval issued by MOFCOM to the Company in connection with the Minority Company Equity Transfer; (ii) for the consummation of the Transaction; (iii) to prevent a breach or termination of any Material Contract; and (iv) for each Hyperlink Company to engage in its business in substantially the same manner as such Hyperlink Company engages in prior to the Effective Date, if applicable.
          (e) Opinion of Counsel. Each Seller shall have delivered to the Buyers an opinion of each Seller’s counsel, substantially in the form attached hereto as Exhibit 5.1(e).
          (f) Shareholder Approval. To the extent required under applicable Legal Requirements or the Organizational Documents of each Seller, this Agreement and the consummation of the Transaction shall have been approved and adopted by the requisite vote of the shareholders of such Seller.
     5.2 Conditions to Sellers’ Obligation to Close. The obligations of each Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by XSEL in writing:
          (a) Representations, Warranties and Covenants. (i) All of the representations and warranties of each Buyer in this Agreement (in each case disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall have been true and correct as of the Effective Date, the Closing Date or, to the extent such representations and warranties speak only as of an earlier date, as of such earlier date, as applicable, in each case with only such exceptions as, individually or in the aggregate, are not and would not be reasonably likely to be material; and (ii) each Buyer shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by such Buyer as of the Closing Date; and
          (b) Deliveries. Each Buyer shall have delivered to the Sellers all of the documents and agreements set forth in Section 1.4(f), as applicable.
     5.3 Conditions to Obligations of Each Party to Close. The respective obligations of each Party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by the Buyers and/or the Sellers, as applicable, in writing:
          (a) No Legal Impediments to Closing. There shall not be in effect any new Legal Requirement or Order issued by any Governmental Body preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of any Buyer to own the Target Interests or operate or control any Hyperlink Company as contemplated herein, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any new Legal Requirement that (i) prohibits any Seller from selling the Target Interests as contemplated herein, (ii) prohibits any Buyer from owning the Target Interests or operating or controlling any Hyperlink Company as contemplated herein, or (iii) makes this Agreement or the consummation of the Transaction illegal.
6. TERMINATION
     6.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):
          (a) by the mutual written Consent of the Buyers and the Sellers;
          (b) by written notice from the Buyers, on the one hand, or the Sellers, on the other hand, if (i) any of the non-terminating Parties is in material Breach of any material provision of this Agreement and such Breach shall not have been cured within thirty (30) days of receipt by such non-terminating Party of written notice from a terminating Party of such Breach; and (ii) none of the terminating Parties is, on the date of termination, in material Breach of any material provision of this Agreement;
          (c) by written notice from the Buyers, on the one hand, or the Sellers, on the other hand, if (i) the Closing has not occurred on or prior to the Drop Dead Date for any reason; and (ii) no terminating Party is, on the date of termination, in material Breach of any material provision of this Agreement;
          (d) by written notice from the Buyers, on the one hand, or the Sellers, on the other hand, if (i) satisfaction of a closing condition of any terminating Party in Article  5 is impossible; and (ii) such terminating Party is not, on the date of termination, in material Breach of any material provision of this Agreement; and
          (e) by the Buyers if a Seller is in Breach of the representations and warranties set forth in Article  2, or by the Sellers if a Buyer is in Breach of the representations and warranties set forth in Article  3 and, in each case, at and as of any time prior to the Closing Date, the Liabilities with respect thereto are JPY 100,000,000 or more, including, for the avoidance of doubt, for amounts of the Overseas Income Taxes to the extent not fully provided for in the Financial Statements, if the foregoing representations and warranties were made by the Sellers as of any date during the period commencing on the Effective Date and ending on the Closing Date; provided that the Sellers shall not have any right to terminate this Agreement if any such Breach arises out of, results from or relates to any Seller’s willful misconduct or gross negligence.
     6.2 Effect of Termination. If this Agreement is terminated in accordance with Section 6.1, all obligations of the Parties hereunder shall terminate immediately and be of no further force and effect, except for the obligations set forth in this Articles 6 and Articles 7 and 8; provided, however, that nothing herein shall relieve any Party from liability for the Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that if this Agreement is terminated pursuant to Section 6.1(b) and the relevant underlying material Breach of a material provision of this Agreement is due to the non-terminating party’s or parties’ willful misconduct or gross negligence, then the non-terminating parties shall pay to the terminating parties an aggregate amount equal to 10% of the Purchase Price.

7. INDEMNIFICATION
     7.1 Survival of Representations and Warranties. All representations and warranties of each Seller or each Buyer in this Agreement or any other Transaction Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) all representations and warranties of the Sellers contained in Sections 2.3 (Capitalization), 2.8 (Transactions with Affiliates), 2.12 (Assets) and 2.20 (Taxes) shall survive indefinitely; and (b) any claim for indemnification based upon a Breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 7.4 shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for Breach thereof) shall not be affected by any investigation, verification or examination by any Party hereto or by any Representative of any such Party or by any such Party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
     7.2 Indemnification by the Sellers. The Sellers shall indemnify, defend and hold harmless the Buyers and their Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Buyer Damages”), arising out of, relating to or resulting from (a) any Breach of a representation or warranty of any Seller contained in this Agreement or in any other Transaction Agreement; (b) any Breach of a covenant of any Seller contained in this Agreement or in any other Transaction Agreement; provided that the Sellers shall not be liable for indemnification against any Buyer Damage for Breach of a representation or warranty (y) unless such damage exceeds an aggregate amount of USD25,000 (the “Sellers’ Basket”) in which case Buyers shall be entitled to recover all Buyers’ Damages including the amount equal to the Sellers’ Basket; or (z) if such damage exceeds 100% of the Purchase Price (the “Sellers’ Cap”) and for such amount in excess thereof only; provided further, that neither the Sellers’ Basket nor the Sellers’ Cap shall apply with respect to any indemnification obligation of Sellers arising out of, relating to or resulting from any Breach of a representation or warranty in Section 2.3, 2.8, 2.12 or 2.20 or in connection with the Holdback Amount or the Escrow Funds; (c) any Liabilities, including the Reserved Liabilities, which are secured by the Holdback Amount or the Escrow Funds; or (d) any of the matters disclosed in Section 2.6 of the Disclosure Schedule.
     7.3 Indemnification by the Buyers. The Buyers shall indemnify, defend and hold harmless the Sellers and their Representatives from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees, arising out of, relating to or resulting from (a) any Breach of a representation or warranty of any Buyer contained in this Agreement or in any other Transaction Agreement; or (b) any Breach of a covenant of any Buyer contained in this Agreement or in any other Transaction Agreement.
     7.4 Procedures for Indemnification. Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 7.2 or 7.3, the Indemnitee shall give written notice thereof to the Parties obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the Parties from whom indemnification is sought. For the avoidance of doubt, no Indemnitee shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Damages to the extent such Indemnitee has otherwise been indemnified or reimbursed for such Damages under any other provision of this Agreement.
     7.5 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against the other Parties.
8. GENERAL PROVISIONS
     8.1 Definitions; Interpretation.
          (a) Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein (including in the Recitals) shall have the meanings set forth in Schedule A.
          (b) Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Schedule B shall apply to this Agreement.
     8.2 Obligations Joint and Several.
          (a) Anything herein to the contrary notwithstanding, each Seller hereby agrees and acknowledges that the obligation of each Seller in respect of its obligations under this Agreement shall be joint and several with the obligations of each other Seller hereunder, regardless of which Seller actually receives the benefits under the Transaction Agreements. Each Seller hereby agrees and acknowledges that it will receive substantial benefits from the Transaction made available under the Transaction Agreements.
          (b) Anything herein to the contrary notwithstanding, each Buyer hereby agrees and acknowledges that the obligation of each Buyer in respect of its obligations under this Agreement shall be joint and several with the obligations of each other Buyer hereunder, regardless of which Buyer actually receives the benefits under the Transaction Agreements. Each Buyer hereby agrees and acknowledges that it will receive substantial benefits from the Transaction made available under the Transaction Agreements.
     8.3 Expenses.
          (a) Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel). The Sellers shall cause the Hyperlink Companies not to incur any costs and expenses, including out-of-pocket expenses, in connection with this Agreement. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from a Breach of this Agreement by another Party.
          (b) XSEL shall pay all of the costs and expenses incurred in connection with the establishment, and conducting the affairs, of Holdco until (and including) the transfer of the Holdco Shares to INTAGE is duly completed. For the avoidance of doubt, such costs and expenses shall include but not be limited to legal fees, registration fees, registered office fees for incorporation of the Holdco and transfer of the Holdco Shares to INTAGE, provided that any stamp duty payable in Hong Kong in connection with the transfer of the Holdco Shares shall be borne equally between XSEL and INTAGE.

     8.4 Confidentiality. Notwithstanding anything to the contrary contained herein, (a) prior to the Closing, the Buyers and the Sellers shall maintain in strict confidence, and shall cause their respective Representatives as well as each of the Hyperlink Companies and its Representatives to maintain in strict confidence, any written, oral, or other information obtained in confidence from another Party or a Hyperlink Company in connection with this Agreement or the Transaction, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Transactions, (iii) the furnishing or use of such information is required pursuant to a Legal Requirement, or (iv) the furnishing or use of such information is required by any Party to the extent in connection with enforcing its rights hereunder; and (b) upon and after Closing, except for circumstances under the above items (i), (ii) and (iii), no press release or similar public announcement or communication shall be made or caused to be made in connection with this Agreement or the Transaction unless specifically approved by both the Buyers and the Sellers.
     8.5 Notices. All notices, Consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

If to any Seller:	Xinhua Sports & Entertainment Limited Suite 3905-09, 1 Grand Gateway 1 Hongqiao Lu Shanghai 200030, PRC Attention: General Counsel Facsimile No.: +86 21 6448 0585

with a copy to:	K&L Gates 35th Floor, Two International Finance Center 8 Finance Street, Central Hong Kong Attention: Clifford Ng Facsimile No.: +852 2511 9515

If to any Buyer:	INTAGE Inc. INTAGE Akihabara Bldg. Kanda-Neribeicho, Chiyoda-ku Tokyo 101-8201, Japan Attention: Corporate Planning Department Facsimile No.: +81-3-5294-8318

with a copy to:	Morrison & Foerster LLP Shin-Marunouchi Building 29th Floor 1-5-1 Marunouchi, Chiyoda-ku Tokyo 100-6529, Japan

Attention: Shingo Hisata, Esq. Facsimile No.: +81-3-3214-6512
     8.6 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     8.7 Entire Agreement and Modification. The Transaction Agreements supersede all prior agreements between the Parties with respect to their subject matter and constitute (along with the documents referred to in the Transaction Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of the Parties.
     8.8 Disclosure Schedule.
          (a) The disclosures in the Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.
     8.9 Assignments, Successors, and no Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior Consent of the other Parties, which shall not be unreasonably withheld, except that any Buyer may assign any of its rights under this Agreement to the other Buyer or any Subsidiary of any Buyer. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.
     8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

     8.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.
     8.12 Governing Law. This Agreement shall be governed by the laws of Hong Kong without regard to conflicts of laws principles.
     8.13 Jurisdiction. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts for the purpose of any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Sellers hereby irrevocably appoints K&L Gates of 35/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, as its agent to receive on its behalf in Hong Kong service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by any Seller). If for any reason such agent ceases to be able to act as agent or no longer has an address in Hong Kong, the Sellers shall forthwith appoint a substitute acceptable to the Buyers and deliver to the Buyers the new agent’s name, address and fax number provided that until the Buyers receive such notification they shall be entitled to treat the agent named above as the agent of the Sellers for the purposes of this Section or, if it no longer exists or has no address in Hong Kong, to appoint a replacement agent on behalf of the Sellers.
     8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
[Remainder of page intentionally blank.]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Buyers			The Sellers

INTAGE Inc.			Xinhua Sports & Entertainment Limited

By:	/s/ Norio Taori		By:	/s/ Fredy Bush

	Name: Title:	Norio Taori President and Representative Director		Name: Title:	Fredy Bush Chief Executive Officer

INTAGE Marketing Consulting (Shanghai) Co., Ltd.			Beijing Taide Advertising Co., Ltd.

By:	/s/ Tsuneo Suzuki		By:	/s/ Wang Yonghong

	Name: Title:	Tsuneo Suzuki General Manager		Name: Title:	Wang Yonghong Legal Representative

Schedule A
Glossary
     “Accountant” — as defined in Section 1.5(a).
     “Accounting Standards” — as defined in Section 1.5(a).
     “Affiliate” — when used in reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has Control of the first Person, or of which the first Person has Control, or which is under common Control with the first Person.
     “Agreement” — as defined in the introduction.
     “AIC” — the Administration of Industry and Commerce of the People’s Republic of China.
     “Benefit Plans” — all Employee benefit plans, collective bargaining agreements, severance Contracts and other similar arrangements to which any Hyperlink Company is a party or is otherwise subject
     “Board” — a board of directors of a company.
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Business Day” — any day on which commercial banks in Tokyo, the PRC, and Hong Kong are generally open to conduct their regular banking business.
     “Buyer” — as defined in the introduction.
     “Buyer Damages” — as defined in Section 7.2.
     “Change-of-Control Agreements” — as defined in Section 2.16(b).
     “Closing” — as defined in Section 1.3.
     “Closing Balance Sheet” — as defined in Section 1.5(a).
     “Closing Date” — as defined in Section 1.3.
     “Closing Net Assets” — as defined in Section 1.5(a).
     “Company” — as defined in the Recitals.
     “Company Equity” — as defined in the Recitals.
     “Competing Party” — as defined in Section 4.5.

     “Competing Transaction” — as defined in Section 4.5.
     “Consent” — any approval, consent, ratification, waiver, license, or other authorization (including any authorization by a Governmental Body).
     “Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Control” — with respect to any Person, either (i) direct or indirect ownership of greater than fifty percent (50%) of the voting share or equity capital of, or other analogous ownership interest in, such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     “Damages” — any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     “Disclosure Schedule” — the Disclosure Schedule delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement and the updated Disclosure Schedule delivered by the Sellers to the Buyers in accordance with Section 4.7.
     “Drop Dead Date” — as defined in Section 5.1.
     “Effective Date” — as defined in the introduction.
     “Employee” —an employee, officer, director or consultant of any Hyperlink Company.
     “Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Escrow Agent” — as defined in Section 1.2(b)(iii).
     “Escrow Agreement” — as defined in Section 1.2(b)(iii).
     “Escrow Funds” — as defined in Section 1.2(b)(iii).
     “Final Adjustment Amount” — as defined in Section 1.5(b).
     “Financial Statements” — as defined in Section 2.5(a).
     “Financial Statements Date” — 31 December 2008.
     “Governmental Approval” — any: (a) permit, license, certificate, concession, approval, Consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

A-2

     “Governmental Body” — any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Holdback Amount” — as defined in Section 1.2(b)(i).
     “Holdco” — as defined in the Recitals.
     “Holdco Incorporation” — as defined in Section 4.1(a).
     “Holdco Shares” — as defined in the Recitals.
     “Hong Kong” — the Hong Kong Special Administrative Region of the PRC.
     “Hyperlink Companies” — the Company, Hyperlink Guangzhou and, as of the Closing Date, the Holdco.
     “Hyperlink E-data” — Hyperlink E-data International Ltd., a company incorporated under the laws of British Virgin Islands.
     “Hyperlink Guangzhou” — Guangzhou Hyperlink Market Research Co., Ltd., a PRC limited liability company.
     “Hyperlink Options” — all outstanding options, whether vested or unvested, granted, awarded or issued from or under any stock option plan of either Seller or any Hyperlink Company.
     “IFRS” — the International Financial Reporting Standards promulgated by the International Accounting Standards Board, which includes International Accounting Standards, International Financial Reporting Standards and their interpretations, as amended and as in effect from time to time.
     “Indemnitee” — as defined in Section 7.4.
     “Indemnitor” — as defined in Section 7.4.
     “Insurance Policies” — as defined in Section 2.11.
     “INTAGE” — as defined in the introduction.
     “INTAGE Shanghai” — as defined in the introduction.

A-3

     “Intellectual Property” — intellectual property that is owned, used, or licensed, as licensee or licensor, by any Hyperlink Company, including without limitation (a) the name Hyperlink, all fictional business names, trading names, registered and unregistered trademarks, service marks, domain names, and applications for any of the foregoing; (b) all patents, patent applications, and inventions and discoveries that may be patentable; (c) all copyrights in both published works and unpublished works; and (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints.
     “Japanese YEN” or “JPY” — lawful currency in Japan.
     “Knowledge” — with respect to any Person, the actual knowledge of the directors, officers, senior management, appointees, nominees and designees of such Person, and is deemed to include knowledge, information, belief or awareness that such directors, officers, senior management, appointees, nominees and designees of such Person would have if such directors, officers, senior management, appointees, nominees and designees of such Person had made all necessary inquiries.
     “Leased Real Property” — as defined in Section 2.13.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Liability” — any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     “Majority Company Equity” — as defined in the Recitals.
     “Majority Company Equity Transfer” — as defined in Section 4.1(b).
     “Majority Equity Transfer Approvals” — as defined in Section 4.1(b).
     “Material Adverse Effect” — any event, change or effect that, when taken individually or together with all other events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, business, operations, results of operations or prospects of the business of any Hyperlink Company or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent a Party from performing its obligations under this Agreement.
     “Material Contract” — includes any of the following:
     (a) any Contract that involves performance of services or delivery of goods or materials by one or more Hyperlink Companies of an amount or value in excess of JPY3,000,000;
     (b) any Contract that involves performance of services or delivery of goods or materials to one or more Hyperlink Companies of an amount or value in excess of JPY1,000,000;

A-4

     (c) any Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Hyperlink Companies in excess of JPY3,000,000;
     (d) any Contract with any employee of any Hyperlink Company pursuant to which such employee has any rights with respect to a change of Control or potential change of Control of any Hyperlink Company;
     (e) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than JPY3,000,000 and with terms of less than one year);
     (f) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former Employees or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;
     (g) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Hyperlink Company with any other Person;
     (h) each Contract containing covenants that in any way purport to restrict the business activity of any Hyperlink Company or any Affiliate of an Hyperlink Company or limit the freedom of any Hyperlink Company or any Affiliate of an Hyperlink Company to engage in any line of business or to compete with any Person;
     (i) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (j) each power of attorney that is currently effective and outstanding;
     (k) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Hyperlink Company to be responsible for consequential damages in excess of JPY1,000,000;
     (l) each Contract for capital expenditures in excess of JPY1,000,000; and
     (m) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
     “Minority Company Equity” — as defined in the Recitals.
     “Minority Company Equity Consideration” — as defined in Section 1.4(e).
     “MOFCOM” — the Ministry of Commerce of the People’s Republic of China or the relevant local office thereof.
     “Net Assets” — assets less liabilities in accordance with IFRS.
     “Noncompetition Deed” — as defined in Section 1.4(c)(iii).

A-5

     “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” — an action taken by a Person shall be deemed to have been taken in the “Ordinary Course of Business” only if:
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents” — (a) the certificate of incorporation and the bylaws or memorandum and articles of association of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “Overseas Income Tax” — as defined in Section 4.10(b).
     “Parties” — the Sellers and the Buyers.
     “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “PRC” — the People’s Republic of China.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” — as defined in Section 1.2(a).
     “Receivables” — all accounts and notes receivable, checks, negotiable instruments and chattel papers.
     “Reference Rate” — as defined in Section 1.2(a).
     “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Reserved Amounts” — as defined in Section 1.2(b)(i).

A-6

     “Reserved Liabilities” — as defined in Section 1.2(b)(i).
     “Resolutions” — all minutes and other records of all meetings and other proceedings of the shareholders of a Seller, such Seller’s Board and all committees of such Seller’s Board.
     “RMB” — lawful currency in PRC.
     “Seller” — as defined in the introduction.
     “Sellers’ Basket” — as defined in Section 7.2.
     “Sellers’ Cap” — as defined in Section 7.2.
     “Sellers’ Releases” — as defined in Section 1.4(c)(i).
     “Subsequent Adjustment Amount” — as defined in Section 1.5(d).
     “Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
     “Survival Date” — as defined in Section 7.1.
     “Taide” — as defined in the introduction.
     “Target Interests” — as defined in the Recitals.
     “Tax” — any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
     “Tax Authority” — any Governmental Body responsible for the imposition, assessment or collection of any Tax (domestic or foreign.
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Transaction” — collectively, the transactions contemplated by this Agreement, including without limitation the execution of the Transaction Agreements.
     “Transaction Agreements” — the Agreement, the Sellers’ Release, and the Noncompetition Deed.

A-7

     “US GAAP” — United States generally accepted accounting principles, as in effect from time to time.
     “USD” — lawful currency in the United States of America.
     “XFM Shanghai” — as defined in Section 4.1(c).
     “XSEL” — as defined in the introduction.

A-8

Schedule B
Interpretation
Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:
     (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof;
     (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement;
     (c) headings of Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement;
     (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa;
     (e) words importing the singular shall also include the plural, and vice versa;
     (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
     (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time;
     (h) any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date; and
     (i) “or” shall include the meanings “either” or “both.”

B-1

Schedule 1.4(c)(ii)
List of Employees
A. Employees:
     1 Xie Wei (General Manager) (Stephen Xie)
     2 Lu Qinyong (Research Director) (Alex LU)
     3 Shi Hui (Research Director)
     4 Yang Jing (Research Director) (Shirley Yang)
     5 Yang Weidong (General Manager in Guangzhou) (Terry Yang)
     6 Pang lu (Research Director in Guangzhou) (Phillip Pang)
B. Employees:
     7 Xie Yi (Director of the International Department) (Ricky Xie)
     8 Yu Yan (Financial Director) (Corrine Yu)
     9 Xiao Weihua (General Manager in Beijing) (Sunny Xiao)
     10 Huang Chunlin (Director of the Inverview Department) (Jonney Huang)
     11 Zhang Wentong (Doctor of the Statistics Department) (Wintone Zhang)
     12 Liu Yin (Senior Manager of the Research Department) (Jason Liu)
     13 Gao Weiyan(Deputy Director of the Research Department) (Joyce Gao)
     14 Shi Haokun (Manager of CATI Department)
     15 Hu Jiewen (Director of the Inverview Department in Guangzhou) (Kittman Hu)
     16 Li Zhongyang (Research Director in Guangzhou) (Sam Li)
     17 Yang Liping(Manager of the DP Department) (Grace Yang)
     18 Liu Yanping (Deputy Director of the Research Department) (Helen Liu)re
     19 Mei Lulu (Human Resources Manager) (Michelle Mei)

B-1

Schedule 2
Disclosure Schedule

Exhibit 1.4(c)(i)
Form of Sellers’ Releases
     This Release is being executed and delivered in accordance with Section 1.4(c)(i) of the Sale and Purchase Agreement dated [          ], 2009 (the “Agreement”), among INTAGE Inc., a Japanese stock company (“INTAGE”), INTAGE Marketing Consulting (Shanghai) Co., Ltd., a PRC limited liability company (“INTAGE Shanghai”; each of INTAGE and INTAGE Shanghai, individually, a “Buyer” and, collectively, the “Buyers”), and Xinhua Sports & Entertainment Limited, a Cayman Islands company (“XSEL”), Beijing Taide Advertising Co., Ltd., a PRC limited liability company (“Taide”; each of XSEL and Taide, individually, a “Seller” and, collectively, the “Sellers”). Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.
     Each of the Sellers acknowledges that execution and delivery of this Release is a condition to the Buyers’ obligation to purchase the issued and outstanding equity of the Company pursuant to the Agreement and that the Buyers are relying on this Release in consummating such purchase.
     Each of the Sellers hereby agrees as follows:
     Each of the Sellers, on its own behalf and on behalf of (i) each of its Affiliates; (ii) each Person serving as a director, officer, partner, executor, or trustee of any of the Sellers or its Affiliates, including such Person’s spouse and any other natural person related to such Person or such Person’s spouse within the second degree (together with the Sellers and their Affiliates, the “Sellers Group”); (iii) each Person of whom any of the Sellers Group is a director, officer, partner, executor, or trustee; (iv) each Person holding a five percent (5%) or greater interest in any of the Sellers Group; and (v) each Person in whom any of the Sellers Group holds a five percent (5%) or greater interest (each a “Related Person”), hereby releases and forever discharges the Buyers, the Hyperlink Companies, and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (the “Releasees”) from any and all claims, demands, Proceedings, Orders, Contracts, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Sellers or any of their respective Related Persons now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Hyperlink Companies, whether pursuant to their respective Organizational Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of any of the Buyers arising under the Agreement.
     Each of the Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
     Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each of the Sellers, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable

A-2

attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the Sellers or any of their Related Persons of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Sellers or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.
     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     This Release may not be amended, supplemented, or modified except by an agreement in writing signed by the Releasee(s) against whose interest such amendment, supplement, or modification shall operate. This Release is executed as a deed poll. Each Releases has the benefit of, and is entitled to enforce this Release, in accordance with its terms. This Release shall be governed by and construed under the laws of Hong Kong without regard to principles of conflicts of law.
     IN WITNESS WHEREOF, this deed poll has been duly executed by each of the undersigned and is intended to be and is hereby delivered as a deed as of this [     ] day of [          ], 2009.

SIGNED, SEALED AND DELIVERED		)
as a deed poll by	)
for and on behalf of	)
[Xinhua Sports & Entertainment Limited] [Beijing			)

Taide Advertising Co., Ltd.] )

in the presence of:	)

Name:

Address:

Title:

A-3

Exhibit 1.4(c)(iii)
Form of Noncompetition Deed
This Noncompetition Deed (this “Deed”) is made as of [                                   ], 2009, by and among INTAGE Inc., a Japanese stock company (“INTAGE”), INTAGE Marketing Consulting (Shanghai) Co., Ltd., a PRC limited liability company (“INTAGE Shanghai”; each of INTAGE and INTAGE Shanghai, individually, a “Buyer” and, collectively, the “Buyers”), and Xinhua Sports & Entertainment Limited, a Cayman Islands company (“XSEL”), Beijing Taide Advertising Co., Ltd., a PRC limited liability company (“Taide”; each of XSEL and Taide, individually, a “Seller” and, collectively, the “Sellers”).
RECITALS
Concurrently with the execution and delivery of this Deed, the Buyers are purchasing directly and indirectly from the Sellers all of the issued and outstanding equity of Shanghai Hyperlink Marketing and Research Co., Ltd., a PRC limited liability company (the “Company”) pursuant to the terms and conditions of the Sale and Purchase Agreement made as of [                                   ], 2009 (the “SPA”). Section 1.4(c)(iii) of the SPA requires that a noncompetition agreement be executed and delivered by each of the Sellers as a condition to the purchase of all of the issued and outstanding equity of the Company (the “Company Equity”) by the Buyers.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS; INTERPRETATION
Capitalized terms not expressly defined in this Deed shall have the meanings ascribed to them in the SPA. Schedule B (Interpretation) of the SPA is incorporated by reference herein.
2. ACKNOWLEDGMENTS BY THE SELLERS
The Sellers acknowledge that:
     (a) The Sellers have occupied positions of trust and confidence with the Hyperlink Companies prior to the date hereof and possess unique knowledge and experience regarding the business of the Hyperlink Companies, including, without limitation, any and all trade secret, confidential, or proprietary information, and any and all information concerning the business, operations, or affairs of the Hyperlink Companies (collectively, the “Confidential Information”);
     (b) The business of the Hyperlink Companies is nation-wide in scope;
     (c) The Hyperlink Companies’ products and services are marketed throughout the People’s Republic of China (including Hong Kong);
     (d) The Hyperlink Companies compete with other businesses that are or could be located in any part of the world;

     (e) The Buyers have required that the Sellers make the covenants set forth in Sections 3 and 4 of this Deed as a condition to the Buyers’ purchase of the issued and outstanding equity owned by the Sellers;
     (f) The provisions of Sections 3 and 4 of this Deed are reasonable and necessary to protect and preserve the Hyperlink Companies’ business; and
     (g) The Hyperlink Companies would be irreparably damaged if the Sellers were to breach the covenants set forth in Sections 3 and 4 of this Deed.
3. CONFIDENTIAL INFORMATION
Each Seller acknowledges and agrees that all Confidential Information known or obtained by it, whether before or after the date hereof, is the property of one or more of the Hyperlink Companies. Therefore, each Seller agrees that it will not, at any time, disclose to any unauthorized Persons or use for its own account or for the benefit of any third party any Confidential Information, whether such Seller has such information in its memory or embodied in writing or other physical form, without each Buyer’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of any Seller’s fault or the fault of any other Person bound by a duty of confidentiality to the Buyers or the Hyperlink Companies. Each Seller agrees to deliver to the Buyers at the time of execution of this Deed, and at any other time any Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Hyperlink Companies and any other Confidential Information that such Seller may then possess or have under its control.
4. NONCOMPETITION
As an inducement for the Buyers to enter into the SPA, each Seller agrees that:
     (a) For a period of five years after the Effective Date:
          (i) Each Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend its name or any similar name to, lend any of its credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Hyperlink Companies; provided, however, that such Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.
          (ii) Each Seller will not, directly or indirectly, either for itself or any other Person, (A) induce or attempt to induce any Employee of any Hyperlink Company to leave the employment of such Hyperlink Company, (B) in any way interfere with the relationship between any of the Hyperlink Companies and any Employee of such Hyperlink Company, (C) employ, or otherwise engage as an Employee, independent contractor, or otherwise, any Employee of any Hyperlink Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of any Hyperlink Company to cease doing business with such Hyperlink Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of any Hyperlink Company.
          (iii) Each Seller will not, directly or indirectly, either for itself or any other Person, solicit the business of any Person known to such Seller to be a customer of any of the Hyperlink Companies, whether or not such Seller had personal contact with such Person;
     (b) In the event of a breach by any of the Sellers of any covenant set forth in Section 4(a) of this Deed, the term of such covenant for both of the Sellers will be extended by the period of the duration of such breach;
     (c) Each Seller will not, at any time during or after the five year period, disparage the Buyers or the Hyperlink Companies, or any of their shareholders, directors, officers, employees, or agents; and
     (d) Each Seller will, for a period of five years after the Effective Date, within ten days after becoming a Subsidiary of another Person, advise the Buyers of the identity of any such Person. Any of the Buyers or any of the Hyperlink Companies may serve notice upon each such Person that such Seller is bound by this Deed and furnish each such Person with a copy of this Deed or relevant portions thereof.
5. REMEDIES
If any Seller breaches the covenants set forth in Sections 3 or 4 of this Deed, the Buyers and the Hyperlink Companies will be entitled to the following remedies:
Damages from such Seller; and
In addition to the right to damages and any other rights they may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Deed, it being agreed that monetary damages alone would be inadequate to compensate the Buyers and the Hyperlink Companies and would be an inadequate remedy for such breach.
6. SUCCESSORS AND ASSIGNS
This Deed will be binding upon the Buyers, the Hyperlink Companies and the Sellers and will inure to the benefit of the Buyers and the Hyperlink Companies and their affiliates, successors and assigns and the Sellers and the Sellers’ assigns, heirs and legal representatives.
7. THIRD PARTY BENEFICIARIES
The Parties agree that each Hyperlink Company is an intended third party beneficiary of each Seller’s obligations and liabilities under this Deed and, as such, shall have the right to enforce this Deed in all cases and in all respects to the same extent as the Buyers.
8. WAIVER
The rights and remedies of the parties to this Deed are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Deed will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Deed can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Deed.
9. GOVERNING LAW
This Deed shall be governed by the laws of Hong Kong without regard to conflicts of laws principles.
10. JURISDICTION.
The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts for the purpose of any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Sellers hereby irrevocably appoints • as its agent to receive on its behalf in Hong Kong service of any proceedings arising out of or in connection with this agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by any Seller. If for any reason such agent ceases to be able to act as agent or no longer has an address in Hong Kong, the Sellers shall forthwith appoint a substitute acceptable to the Buyers and deliver to the Buyers the new agent’s name, address and fax number provided that until the Buyers receive such notification they shall be entitled to treat the agent named above as the agent of the Sellers for the purposes of this Section.
11. SEVERABILITY
If any provision of this Deed is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Deed shall remain in full force and effect. Any provision of this Deed held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. If any of the covenants set forth in Section 4 of this Deed are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Sellers.
12. COUNTERPARTS
This Deed may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Deed and all of which, when taken together, will be deemed to constitute one and the same agreement.
13. SECTION HEADINGS

The headings of Sections in this Deed are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Deed unless otherwise specified.
14. NOTICES
All notices, consents, waivers, and other communications under this Deed must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to any Seller:	Xinhua Sports & Entertainment Limited
Suite 3905-09, 1 Grand Gateway
1 Hongqiao Lu
Shanghai 200030, PRC
Attention: General Counsel
Fax No.: +86 21 6448 0585

with a copy to:	K&L Gates
35th Floor, Two International Finance Center
8 Finance Street, Central
Hong Kong
Attention: Clifford Ng
Fax No.: +852 2511 9515

If to any Buyer:	INTAGE Inc.
INTAGE Akihabara Bldg.
Kanda-Neribeicho, Chiyoda-ku
Tokyo 101-8201, Japan
Attention: Corporate Planning Department
Fax No.: +81-3-5294-8318

with a copy to:	Morrison & Foerster LLP
Shin-Marunouchi Building 29th Floor
1-5-1 Marunouchi, Chiyoda-ku
Tokyo 100-6529, Japan
Attention: Shingo Hisata, Esq.
Fax No.: +81-3-3214-6512
15. ENTIRE AGREEMENT
This Deed and the SPA constitute the entire agreement between the parties with respect to the subject matter of this Deed and supersede all prior written and oral agreements and understandings between the Buyers and the Sellers with respect to the subject matter of this Deed. This Deed may not be amended except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, this Deed has been executed and delivered as a deed as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
as a deed poll by	)
for and on behalf of	)
[INTAGE Inc.][INTAGE Marketing]	)
Consulting (Shanghai) Co., Ltd.][Xinhua	)
Sports & Entertainment Limited] [BeijingTaide	)
Advertising Co., Ltd.]	)
in the presence of:	)
Name:
Address:
Title:

The Buyers	The Sellers

INTAGE Inc.	Xinhua Sports & Entertainment Limited

By:	By:

Name:	Name:
Title:	Title:

INTAGE Marketing Consulting (Shanghai) Co., Ltd.	Beijing Taide Advertising Co., Ltd.

By:	By:

Name:	Name:
Title:	Title:

Exhibit 5.1(e)
Opinion of Counsel
INTAGE Inc.
INTAGE Akihabara Bldg.
Kanda-Neribeicho, Chiyoda-ku
Tokyo 101-8201, Japan
Attention: ●
Facsimile No.: ●
Re: Sale of all issued and outstanding equity of Shanghai Hyperlink Marketing and Research Co., Ltd. (“Hyperlink”)
     Ladies and Gentlemen:
     We have acted as counsel for [Xinhua Sports & Entertainment Limited, a Cayman Islands company] [Beijing Taide Advertising Co., Ltd., a People’s Republic of China limited liability company ] (the “Company”) in connection with the sale of all issued and outstanding equity of Hyperlink. This opinion is furnished to you pursuant to Section 5.1(e) of the Sale and Purchase Agreement, dated [                    ], 2009, by and among INTAGE Inc., (“INTAGE”), INTAGE Marketing Consulting (Shanghai) Co., Ltd., (“INTAGE Shanghai”), [Xinhua Sports & Entertainment Limited (“XSEL”)] [Beijing Taide Advertising Co., Ltd. (“Taide”)] and the Company (the “Sale and Purchase Agreement”).
     We have examined originals or copies of the following documents, all dated as of                     , 20___, unless otherwise indicated (the “Documents”):
(i) The Sale and Purchase Agreement;
( )-( ) [List other documents on which you will opine].
     In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
     Based upon the foregoing, we are of the opinion that:
(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the [Cayman Islands] [People’s Republic of China] and is duly qualified and in good standing in [ ] [list each jurisdiction in which it owns or leases any material property or conducts any material business], and has the corporate power and authority to conduct its business as presently conducted.

(b)	The Company has the [corporate] power and authority [as a limited liability company] to execute and deliver, and to perform and observe the provisions of, the Documents.

(c)	The Documents have each been duly authorized, executed and delivered by the Company. The Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

(d)	No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of the Company for the execution, delivery or performance by the Company of the Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

(e)	[All of the shares to be transferred from the Sellers to the Buyers pursuant to the Sale and Purchase Agreement (the “Shares”) have been duly authorized, and upon payment therefor in accordance with the terms of the Sale and Purchase Agreement, the Shares will be validly issued and fully paid, non-assessable and unencumbered and not issued in violation of any preemptive rights, liens or law.]

(f)	The execution, delivery and performance of the Documents by the Company are not in violation of its [Charter and Bylaws] [Articles of Organization/ Certification of Formation and operating or limited liability company agreement].

(g)	The execution, delivery and performance of the Documents by the Company will not violate or result in a breach of any of the terms of or constitute a default under or (except as contemplated in the Documents) result in the creation of any lien, charge or encumbrance on any property or assets of the Company, pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or order described in the certificate of , a copy of which is attached hereto.
Very truly yours,
[Counsel for the Company]

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

SALE AND PURCHASE AGREEMENT
By and among
INTAGE Inc.,
INTAGE Marketing Consulting (Shanghai) Co., Ltd.
Xinhua Sports & Entertainment Limited,
and
Beijing Taide Advertising Co., Ltd.
13 March 2009